UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Volta Inc.
(Name of Registrant as Specified in Its Charter)

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VOLTA INC.

SUPPLEMENT TO PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 29, 2023

This is a supplement to the definitive proxy statement dated February 21, 2023 (the “Proxy Statement”) of Volta Inc., a Delaware corporation (which we refer to as “Volta,” “we,” “us,” “our,” and the “Company”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting of Volta stockholders (which we refer to as the “Special Meeting”) to be held virtually via the internet on March 29, 2023 beginning at 10:00 a.m. Eastern Time, which will be held in a virtual meeting format only, via live webcast. There will not be a physical meeting location. You will be able to attend the Special Meeting online and vote your shares electronically by visiting https://www.virtualshareholdermeeting.com/VLTA2023SM (which we refer to as the “Special Meeting website”). The Special Meeting will be held for Volta stockholders to consider and vote upon the following proposals:

1.
to adopt the Agreement and Plan of Merger, dated as of January 17, 2023, as may be amended from time to time (which we refer to as the “merger agreement”), by and among Volta, Shell USA, Inc. (which we refer to as “Shell”) and SEV Subsidiary, Inc., which is a wholly owned subsidiary of Shell (which we refer to as “Merger Sub”), pursuant to which Merger Sub will merge with and into Volta (which we refer to as the “merger”), and Volta will continue as the surviving corporation and become a wholly owned subsidiary of Shell; and

2.
to approve one or more adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to constitute a quorum or to approve the proposal to adopt the merger agreement (which we refer to as the “adjournment proposal”).

The Volta board of directors previously established February 17, 2023, as the record date for the purpose of determining the Volta stockholders who are entitled to receive notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement of the Special Meeting.

The Volta board of directors unanimously recommends that you vote (a) “FOR” the proposal to adopt the merger agreement and (b) “FOR” the adjournment proposal.

No action in connection with this supplement to the Proxy Statement is required by any stockholder who previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears in the Proxy Statement.

Litigation Relating to the Merger

Following the announcement of the merger agreement and through March 15, 2023, Volta has received nine demand letters (three of which included draft complaints) from purported Volta stockholders, and purported Volta stockholders have filed six complaints, related to the transactions contemplated by the merger agreement.  One of the demand letters also includes a demand to inspect books and records pursuant to 8 Del. C. § 220.

Two of the complaints were filed in federal court in California, and four of the complaints were filed in federal court in New York.  The California complaints are captioned Small v. Volta Inc., et al., No. 3:23-cv-00685-SK (N.D. Cal.) (filed on February 15, 2023) and Arndt v. Volta Inc., et al., No. 3:23-cv-00699-KAW (N.D. Cal.) (filed on February 16, 2023).  The New York complaints are captioned O’Dell v. Volta Inc., et al., No. 1:23-cv-01378 (S.D.N.Y.) (filed on February 17, 2023), Belcher v. Volta Inc., et al., No. 1:23-cv-01406 (S.D.N.Y.) (filed on February 21, 2023) (the “Belcher complaint”), Surin v. Volta Inc., et al., No. 1:23-cv-01460 (S.D.N.Y.) (filed on February 22, 2023), and Wang v. Volta Inc., et al., No. 1:23-cv-01564 (S.D.N.Y.) (filed on February 24, 2023).  With the exception of the Belcher complaint, all of the complaints are individual suits.  The Belcher complaint is a putative class action on behalf of Volta stockholders.  All the complaints name Volta and all of its directors as defendants.

These complaints and demand letters generally allege that the preliminary Proxy Statement and/or the Proxy Statement fail to disclose material information and that, as a result, the preliminary Proxy Statement and/or the Proxy Statement are materially misleading in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder.  The Belcher complaint also alleges that Volta’s directors are liable for breaches of their fiduciary duties.

The alleged undisclosed information identified in the complaints and demand letters includes:  (1) a reconciliation of non-GAAP measures to comparable GAAP measures; (2) line items used to calculate non-GAAP measures; (3) certain information about Volta’s projections; (4) certain information relating to the financial analyses performed by Raymond James; and (5) certain other information relating to (i) the services performed and compensation received by Goldman Sachs and Barclays, (ii) non-disclosure and standstill agreements executed by Volta, and (iii) discussions of post-transaction employment by members of Volta’s management.

The complaints seek, among other things, to enjoin Volta from consummating the transactions contemplated by the merger agreement or, in the alternative, rescission or damages.  Legal proceedings from such purported Volta stockholders relating to such demand letters may be filed in the future.  Volta may receive additional demand letters, and additional lawsuits may be filed, arising out of the transactions contemplated by the merger agreement in the future.

Volta believes that the allegations in these demand letters and in these complaints are without merit and that no supplemental disclosure is required under applicable law. However, in order to avoid the risk of these complaints and demand letters delaying or adversely affecting the merger and the other transactions contemplated by the merger agreement and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, Volta has determined voluntarily to address certain of the alleged undisclosed information identified in the complaints and demand letters and to supplement the Proxy Statement as described in this supplemental disclosure. The plaintiff in the Belcher complaint has agreed that this supplemental disclosure addresses his concerns, and, as a result, he will not seek preliminary injunctive relief.  No such disclosures included in the Proxy Statement or in this supplemental disclosure shall be deemed an admission of the legal necessity or materiality, under applicable laws, of any of the disclosures set forth herein. To the contrary, Volta specifically denies all allegations in these complaints and demand letters that any additional disclosure was or is required.

This supplemental disclosure will not affect the merger consideration to be paid to Volta stockholders in connection with the merger or the timing of the Special Meeting.

Supplemental Disclosures

The additional disclosures herein supplement the disclosures contained in, and should be read in conjunction with, the Proxy Statement, which should be read in its entirety. To the extent that information in this supplemental disclosure differs from, or updates information contained in, the Proxy Statement, the information in this supplemental disclosure shall supersede or supplement such information in the Proxy Statement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. Where a disclosure has been amended and restated in part, bold and underlined text indicates language that has been inserted, and bold and strikethrough text indicates language that has been deleted.

The disclosure on page 34 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by amending and restating the first sentence of the third full paragraph as follows:

Between July 2022 and November 2022, Volta, both on its own and through its placement agent, contacted 103 potential financial sponsors, 61 of which executed confidentiality agreements (most of which contained standstill obligations; all of these standstill obligations provided for ~~with~~ a term of six months, ~~and which~~ included a “don’t ask, don’t waive” ~~standstill~~ provision, and ~~which standstill obligations~~ automatically terminated upon the signing of the merger agreement; and the remaining confidentiality agreements did not contain standstill obligations) with Volta, 53 of which were provided access to a comprehensive virtual data room to conduct due diligence on Volta, and 39 of which participated in initial meetings with Volta’s management.

The disclosure on page 38 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by replacing the first three paragraphs in their entirety as follows:

In late November 2022, Mr. Cubbage and Mr. Lipsher contacted representatives of each of the placement agent, Goldman Sachs and Barclays to inform them of Volta’s preparations for a bankruptcy filing in the event it was necessary, including pursuit of debtor-in-possession financing, and asked whether they had an interest in being engaged to provide financial advisory services to Volta in connection with a potential bankruptcy filing and to assist Volta in its pursuit of debtor-in-possession financing.  Representatives of each of the placement agent, Goldman Sachs and Barclays indicated that they were not interested in being engaged in this capacity.

Between late November and early December 2022, Volta’s management contacted directly (or indirectly through introductions by its advisors, including by Allen & Overy) six potential sources of debtor-in-possession financing, none of which resulted in an actionable offer to provide debtor-in-possession financing to Volta. Of the six parties that Volta contacted, two executed confidentiality agreements with Volta, none of which included a standstill provision or an exclusivity provision that would have limited its discussions with other potential investors. Volta engaged in preliminary discussions with the two parties that had executed confidentiality agreements, but as a transaction with Shell became more likely, Volta prioritized its discussions with Shell and discontinued its discussions regarding potential debtor-in-possession financing ~~did not continue~~.

On November 29, 2022, the placement agent terminated its engagement letter with Volta.

On November 29, 2022, Goldman Sachs terminated its engagement letter with Volta, including its right to receive a fee for a transaction consummated during a post-termination tail period.  Goldman Sachs did not receive any compensation for services performed under this engagement letter.  Goldman Sachs did not provide Volta with a reason for the termination of its engagement letter with Volta.

On December 2, 2022, Barclays terminated its engagement letter with Volta, including its right to receive a fee for a transaction consummated during a post-termination tail period. This termination did not impact the indemnity letter between Volta and Barclays relating to services provided by Barclays in connection with a potential sale of Volta or certain of its assets.  Barclays did not receive any compensation for services performed under this engagement letter.  Barclays did not provide Volta with a reason for the termination of its engagement letter with Volta.

Following the termination of their engagement letters, Mr. Cubbage and Mr. Lipsher continued to have discussions with representatives of Goldman Sachs and Barclays in connection with a sale of Volta outside of a bankruptcy process and, at the direction of Volta’s management, representatives of Goldman Sachs continued to engage with representatives of UBS and participate in meetings with Shell regarding such a sale.

The disclosure on pages 39-40 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by amending and restating the below paragraph in its entirety as follows:

On December 27, 2022, a meeting of the Volta board of directors was held by video conference to further discuss the December 23 proposal. Mr. Cubbage informed the Volta board of directors that Shearman & Sterling had been engaged as Volta’s counsel for the potential transaction. Mr. Cubbage provided the Volta board of directors with an update regarding Volta’s discussions with Shell subsequent to the December 23, 2022 meeting of the Volta board of directors. Mr. Cubbage informed the Volta board of directors of the Party D proposal and of the December 24, 2022 video conference with representatives of Party D. Mr. Cubbage also provided the Volta board of directors with an update regarding Volta’s ongoing discussions with another potential financial sponsor, Party F, regarding either an investment in Volta or an acquisition of Volta. Mr. Lipsher and Mr. Cubbage provided the Volta board of directors with an overview of Volta’s current cash position and an update regarding Volta’s discussions with EICF, including Volta’s expectations that EICF would notify Volta of a default and that Volta was seeking to obtain a forbearance agreement from EICF. A representative of Allen & Overy provided the Volta board of directors with a further overview of the bankruptcy process and the potential for a court-directed auction sale as part of that process. Mr. Cubbage noted that representatives of Shell had previously indicated to representatives of Goldman Sachs that Shell would likely not participate in a bankruptcy auction process because, for Shell, part of any deal value was in the employee base, and Shell expressed concerns that a bankruptcy filing would cause employee attrition from Volta to the point of value loss.  Mr. Cubbage reported to the Volta board of directors that representatives of each of Goldman Sachs and Barclays indicated that they were not interested in being engaged to provide a fairness opinion to the Volta board of directors in connection with the proposed transaction with Shell but that representatives of Goldman Sachs would be open to serving as advisors to Volta in a sale of Volta outside of a bankruptcy process.  In addition, Mr. Cubbage reported to the Volta board of directors that Barclays may also be offered the opportunity to be engaged by Volta in a sale of Volta outside of a bankruptcy process.  The Volta board of directors directed Volta’s management to contact other financial advisors that were familiar with Volta’s business regarding their interest in being engaged to provide a fairness opinion to the Volta board of directors in connection with the proposed transaction with Shell.  A representative of Shearman & Sterling provided the Volta board of directors with an overview of a typical transaction process for an acquisition, including transaction structures, timeline and process, and the roles of a company’s board, management and advisors. Representatives of Shearman & Sterling and Wachtell Lipton reviewed with the Volta board of directors the fiduciary duties of the directors under Delaware law in connection with such a transaction. Mr. Cubbage noted that although several potential counterparties had completed extensive due diligence, no other potential bidder that remained interested in acquiring Volta was as far along in the due diligence process as Shell, and no potential bidders other than Shell had expressed an interest in providing bridge financing to Volta. Mr. Cubbage further noted that the situation with EICF could further deteriorate as time passed while other potential bidders conducted due diligence. After discussion, the Volta board of directors concluded that the December 23 proposal offer was the best alternative reasonably available to Volta and directed Volta’s management to pursue a transaction with Shell before Volta’s financial position further deteriorated while continuing to seek a higher per share offer price from Shell.

The disclosure on pages 40-41 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by replacing the below paragraphs in their entirety as follows:

On December 30, 2022, Goldman Sachs sent to Volta disclosures regarding certain of Goldman Sachs’ investment banking relationships with Volta and Shell plc which disclosed, among other things, that Goldman Sachs and its affiliates have lending relationships with Shell plc and its affiliates, and that during the past two years Goldman Sachs has not provided financial advisory or underwriting services to Shell plc and its affiliates for which Goldman Sachs Investment Banking has received compensation.  This disclosure was provided to the Volta board of directors.

On January 1, 2023, a meeting of the Volta board of directors was held by video conference at which a representative of Shearman & Sterling reviewed and discussed the material issues presented in Shell’s drafts of the merger agreement and proposed bridge loan term sheet. The issues discussed included, among others, (1) that the bridge loan term sheet was prepared as if the bridge loan were a stand-alone financing transaction with representations, covenants, draw-down conditions, maturity dates, defaults and other provisions that did not align with similar provisions in the merger agreement, which could allow Shell to refuse to fund the bridge loan or call a default under the bridge loan while the merger agreement was still in effect, potentially resulting in the bridge loan creating conditionality under the merger agreement if Volta was unable to meet its obligations under the merger agreement due to a lack of financing, (2) that the bridge loan matured upon a termination of the merger agreement, which would put Volta in default under the bridge loan immediately upon termination of the merger agreement without providing Volta any opportunity to raise capital to repay the bridge loan, (3) the absence of a “go-shop period”, (4) the amount of the termination fee, which Shell proposed to be 3.75% of Volta’s equity value based on the aggregate merger consideration, and whether Volta should be responsible for Shell’s expenses in connection with the bridge loan in addition to the termination fee and (5) certain representations and warranties not being qualified by Volta’s SEC filings and not being subject to a “material adverse effect” standard at closing. The Volta board of directors noted the extent of the process conducted by Volta seeking various sources of financing, potential strategic or financial acquirors and alternative financing arrangements, and concluded that a “go-shop” period was not likely to increase the prospects of a superior proposal emerging prior to the closing of any transaction with Shell, and directed Volta’s management and Shearman & Sterling to, among other things, eliminate as many gaps as possible between the merger agreement and the bridge loan agreement to increase the likelihood that Equilon would be required to fund the bridge loans and be unable to call a default under the bridge loans during the period in which the merger agreement is in effect, and to allow Volta time to refinance the bridge loans following a termination of the merger agreement.  Mr. Cubbage provided an update on the status of Volta’s discussions with financial advisors regarding their interest in being engaged to provide a fairness opinion to the Volta board of directors in connection with the proposed transaction with Shell.  Mr. Cubbage provided the Volta board of directors with updates on Volta’s current cash position and Volta’s discussions with EICF regarding a forbearance agreement. The Volta board of directors also discussed the MIP, including that the closing of the merger would be expected to entitle several executive officers of Volta that are participants in the MIP to resign for “good reason” (as defined in the MIP) and receive benefits under the MIP. After discussion, the Volta board of directors approved the MIP.

~~On January 1, 2023, Goldman Sachs sent to Volta disclosures regarding certain of Goldman Sachs’ investment banking relationships with Shell plc.~~

The disclosure on pages 41-42 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by amending and restating the below paragraph in its entirety as follows:

On January 10, 2023, a meeting of the Volta board of directors was held by video conference to update the Volta board of directors on the status of the discussions with Shell, the various work streams involved in connection with the proposed transaction, ~~and~~ the potential engagement of Raymond James to provide a fairness opinion to the Volta board of directors with respect to the consideration to be received by Volta stockholders in the proposed transaction, and the potential engagement of Goldman Sachs and Barclays in connection with the proposed transaction. Mr. Cubbage reported that Shell had increased Shell’s proposed purchase price to $0.75 per share of Volta common stock and stated that he believed that there was still room for Shell to further increase the proposed purchase price. Representatives of Shearman & Sterling reviewed and discussed the material open issues presented in the current drafts of the bridge loan term sheet and the merger agreement, the circumstances under which the bridge loan would not be available and must be repaid, and how the bridge loan could create conditionality under the merger agreement. A representative of Shearman & Sterling also described for the Volta board of directors the “non-solicitation” and “fiduciary out” provisions of the merger agreement, which would entitle Volta to terminate the transaction with Shell and accept an unsolicited superior proposal. After discussion, the Volta board of directors instructed Mr. Cubbage and Mr. Lipsher to continue engaging in discussions with Shell and to seek a higher per share offer price.

The disclosure on pages 42-43 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by amending and restating the below paragraphs in their entirety as follows:

On January 13, 2023, Barclays sent to Volta disclosures regarding certain of Barclays’ relationships with Volta, Shell plc, Party D, Party F and certain other potential counterparties, which disclosed, among other things,  that Barclays and its affiliates have provided equity origination services to TortoiseCorp in connection with TortoiseCorp’s business combination with Legacy Volta in 2021, and that during the past two years Barclays and its affiliates have provided, and are currently providing, lending, investment banking and other financial advisory services to Shell plc and its affiliates.  This disclosure was provided to the Volta board of directors.

On January 13, 2023, a representative of Shearman & Sterling provided to Shell and Norton Rose a revised draft of the merger agreement, a representative of Norton Rose provided to Shearman & Sterling an initial draft of the bridge loan agreement, and a representative of Norton Rose provided to Chapman and Shearman & Sterling a revised draft of the intercreditor agreement. Representatives of Volta and Shearman & Sterling spoke by video conference with representatives of Shell and Norton Rose to negotiate the unresolved terms of the merger agreement and the bridge loan term sheet.

On January 14, 2023, Volta entered into an engagement letter with Raymond James pursuant to which Raymond James was engaged by Volta to deliver an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Volta common stock in connection with the proposed sale of Volta to Shell. Pursuant to the engagement letter between Raymond James and Volta, Raymond James became entitled to receive a fee, expense reimbursement and indemnification as described below under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor—Additional Considerations” on page 60 of this proxy statement.  On January 14, 2023, Raymond James sent to Volta disclosures regarding Raymond James’ relationships with Volta and Shell, as described below under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor--Additional Considerations” on page 60 of this proxy statement.  This disclosure was provided to the Volta board of directors.

On January 14, 2023, Volta also entered into an engagement letter with Goldman Sachs pursuant to which Goldman Sachs was engaged by Volta on a non-exclusive basis for the purpose of providing advisory services to Volta with respect to a potential sale of Volta to Shell and to assist Volta in evaluating proposals that are received from potential purchasers, and/or to assist Volta in negotiating the financial aspects of a transaction. Goldman Sachs was not engaged to provide a fairness opinion or provide financial analyses or valuation advice. Pursuant to the engagement letter between Goldman Sachs and Volta, Goldman Sachs will be entitled to receive a fee of $1 million, which is contingent upon the consummation of the merger. Additionally, Volta has agreed to reimburse Goldman Sachs for certain of its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Goldman Sachs against certain liabilities.

On January 14, 2023, Volta also entered into an engagement letter with Barclays pursuant to which Barclays was engaged by Volta on a non-exclusive basis for the purpose of providing financial advisory services to Volta with respect to a potential sale of Volta to Shell. Barclays was not engaged to provide a fairness opinion. Pursuant to the engagement letter between Barclays and Volta, Barclays will be entitled to receive a fee of $1 million, which is contingent upon the consummation of the merger. Additionally, Volta has agreed to reimburse Barclays for certain of its out-of-pocket expenses, including attorneys’ fees. Pursuant to the indemnity letter entered into between Volta and Barclays on September 30, 2022, Volta has agreed to indemnify Barclays against certain liabilities.

The disclosure on page 44 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by adding the following sentence to the end of the last full paragraph on page 44 of the Proxy Statement:

The Volta board of directors also unanimously adopted resolutions approving other matters in connection with the merger, including Volta’s engagement letters with Raymond James, Barclays and Goldman Sachs.

The disclosure on page 58 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor—Liquidation Value Analysis” is hereby supplemented by amending and restating the below paragraph in its entirety as follows:

Liquidation Value Analysis. Raymond James prepared a liquidation analysis using information and assumptions provided by Volta’s management (which we refer to as the “Liquidation Value Analysis”). The Liquidation Value Analysis provides a summary of the liquidation values of Volta’s assets, including the recovery estimates under a low case scenario and a high case scenario, assuming a Chapter 7 liquidation in which a trustee appointed by the bankruptcy court (which we refer to as the “trustee”) would liquidate the assets of Volta.  The assumptions provided by Volta’s management assumed a Chapter 7 liquidation because, according to Volta’s management, Volta had not obtained an actionable offer to provide Volta with the debtor-in-possession financing needed to enable Volta to emerge from any such bankruptcy proceeding as a restructured company.  The analysis was prepared using Volta’s results for the year ended December 31, 2022 and other financial information provided to Raymond James by Volta. The analysis assumes, based on Raymond James’ experience with transactions and analyses of a similar nature, a 3% transaction fee for the trustee and $750,000 in fees for restructuring professionals per month. The Liquidation Value Analysis does not include: (1) estimates for the tax consequences that may be triggered upon the liquidation and sale of assets, which could lower potential recoveries; (2) estimated proceeds from insurance or indemnity recoveries; and (3) recoveries from any potential preference, fraudulent transfer, or other litigation or avoidance actions.

The disclosure on page 61 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor—Additional Considerations” is hereby supplemented by amending and restating the below paragraph in its entirety as follows:

During the two years preceding the date of the Raymond James opinion and in addition to any amount that was paid to Raymond James under that certain engagement letter between Volta and Raymond James, dated January 14, 2023, pursuant to which Raymond James was retained as a financial advisor to Volta to provide the Raymond James opinion, Raymond James has also provided advisory services to Legacy Volta in connection with Legacy Volta’s business combination with Tortoise Acquisition Corp. II in 2021 for which Raymond James received $500,000 as advisory fees, plus reimbursement for expenses subject to a maximum cap of $5,000, from Volta. Additionally, during the two years preceding the date of the Raymond James opinion, an affiliate of Raymond James has provided asset management services to Shell for which an affiliate of Raymond James received $34,170 as asset management services fees.

The disclosure on page 63 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Projected Financial Information—Summary of the Projections—Growth Model Base Case” is hereby supplemented by amending and restating the below paragraph in its entirety as follows:

Below is a summary of the Projections prepared under the growth model base case for fiscal years 2022 through 2032 prepared by senior management of Volta and provided to the Volta board of directors and Shell prior to the execution of the merger agreement. The Projections prepared under the growth model base case were not provided to Raymond James or to any other potential acquirer.

The disclosure on page 63 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Projected Financial Information—Summary of the Projections—Blow-Down Model” is hereby supplemented by amending and restating the below paragraph in its entirety as follows:

Below is a summary of the Projections prepared under the blow-down model for fiscal years 2022 and 2023 prepared by senior management of Volta and provided to the Volta board of directors and Raymond James on January 13, 2023 prior to the execution of the merger agreement. Raymond James reviewed the Projections prepared under the blow-down model for its information but did not use the Projections or rely upon the Projections for the purpose of preparing the Raymond James opinion. The Projections prepared under the blow-down model were not provided to Shell or to any other potential acquirer.

The disclosure on page 73 of the Proxy Statement under the section entitled “The Merger (Proposal 1)—Litigation Relating to the Merger” is hereby supplemented by amending and restating the below paragraph in its entirety as follows:

Following the announcement of the merger agreement and through March 15~~February 17~~, 2023, Volta has received nine~~two~~ demand letters (three~~one~~ of which included ~~a~~ draft complaints) from purported Volta stockholders, and purported Volta stockholders have filed six complaints, related to the transactions contemplated by the merger agreement.  One of the demand letters also includes a demand to inspect books and records pursuant to 8 Del. C. § 220.

Two of the complaints were filed in federal court in California, and four of the complaints were filed in federal court in New York.  The California complaints are captioned Small v. Volta Inc., et al., No. 3:23-cv-00685-SK (N.D. Cal.) (filed on February 15, 2023) and Arndt v. Volta Inc., et al., No. 3:23-cv-00699-KAW (N.D. Cal.) (filed on February 16, 2023).  The New York complaints are captioned O’Dell v. Volta Inc., et al., No. 1:23-cv-01378 (S.D.N.Y.) (filed on February 17, 2023), Belcher v. Volta Inc., et al., No. 1:23-cv-01406 (S.D.N.Y.) (filed on February 21, 2023) (the “Belcher complaint”), Surin v. Volta Inc., et al., No. 1:23-cv-01460 (S.D.N.Y.) (filed on February 22, 2023), and Wang v. Volta Inc., et al., No. 1:23-cv-01564 (S.D.N.Y.) (filed on February 24, 2023).  With the exception of the Belcher complaint, all of the complaints are individual suits.  The Belcher complaint is a putative class action on behalf of Volta stockholders.  All the complaints name Volta and all of its directors as defendants.

These complaints and demand letters generally allege that the preliminary Proxy Statement and/or the Proxy Statement fail to disclose material information and that, as a result, the preliminary Proxy Statement and/or the Proxy Statement are materially misleading in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 promulgated thereunder.  The Belcher complaint also alleges that Volta’s directors are liable for breaches of their fiduciary duties.

The alleged undisclosed information identified in the complaints and demand letters includes:  (1) a reconciliation of non-GAAP measures to comparable GAAP measures; (2) line items used to calculate non-GAAP measures; (3) certain information about Volta’s projections; (4) certain information relating to the financial analyses performed by Raymond James; and (5) certain other information relating to (i) the services performed and compensation received by Goldman Sachs and Barclays, (ii) non-disclosure and standstill agreements executed by Volta, and (iii) discussions of post-transaction employment by members of Volta’s management.

The complaints seek, among other things, to enjoin Volta from consummating the transactions contemplated by the merger agreement or, in the alternative, rescission or damages.  ~~three lawsuits have been filed by purported Volta stockholders, related to the transactions contemplated by the merger agreement. On February 15, 2023, Volta received a demand letter from a purported Volta stockholder to inspect books and records pursuant to 8 Del. § 220 and to issue supplemental disclosures to address certain alleged misstatements and omissions in the preliminary proxy statement filed by Volta with the SEC on February 8, 2023. On February 15, 2023, Volta received a draft complaint which generally alleges that the preliminary proxy statement fails to disclose or misrepresents allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act, along with an accompanying demand that Volta issue supplemental disclosures to address those claims. On February 15, 2023, Justin Small, a purported Volta stockholder, filed a complaint in the United States District Court for the Northern District of California, Case No. 3:23-cv-00685-SK. On February 16, 2023, Michael Arndt, a purported Volta stockholder, filed a complaint in the United States District Court for the Northern District of California, Case No. 3:23-cv- 00699-KAW. On February 17, 2023, Ryan O’Dell, a purported Volta stockholder, filed a complaint in the United States District Court for the Southern District of New York, Case No. 1:23-cv-01378. The complaints generally allege that the preliminary proxy statement fails to disclose or misrepresents allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act.~~ Volta believes that the allegations in these demand letters and in these complaints are without merit. Legal proceedings from such purported Volta stockholders relating to such demand letters may be filed in the future. Volta may receive additional demand letters, and additional lawsuits may be filed, arising out of the transactions contemplated by the merger agreement in the future.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements included in this communication other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are based on current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Such statements are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond Volta’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate or that any transaction will ultimately be consummated. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the transaction, including the risks that (a) the transaction may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain Volta stockholder approval of the merger agreement, and (c) other conditions to the consummation of the merger under the merger agreement may not be satisfied; (2) the possibility of the termination of the merger agreement and the effects that any termination of the merger agreement may have on Volta or its business, including the risks that Volta’s stock price may decline significantly and that Volta may not be able to continue as a going concern if the transaction is not completed; (3) the effects that the announcement or pendency of the merger may have on Volta and its business, including the risks that as a result (a) Volta’s business, operating results or stock price may suffer, (b) Volta’s current plans and operations may be disrupted, (c) Volta’s ability to retain or recruit key employees may be adversely affected, (d) Volta’s business relationships (including with customers and suppliers) may be adversely affected, or (e) Volta’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on Volta’s ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against Volta and others; (6) the risk that the transaction and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of Volta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Reports on Form 10-Q, each as updated or supplemented by subsequent reports that Volta has filed or files with the SEC. These risks and uncertainties may be impacted by the COVID-19 pandemic (including supply chain constraints, labor shortages and inflationary pressure). Potential investors, stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this communication occur, or should underlying assumptions prove incorrect, Volta’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, Volta undertakes no obligation to publicly correct or update any forward-looking statement after it is made, whether as a result of new information, future events or circumstances after the date of this communication, or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction involving Shell and Volta. In connection with the proposed transaction, on February 21, 2023, Volta filed with the SEC a definitive proxy statement on Schedule 14A (the “Proxy Statement”). Promptly after filing the Proxy Statement with the SEC, Volta mailed the Proxy Statement and a proxy card to each stockholder of Volta entitled to vote at the special meeting relating to the proposed transaction. The Proxy Statement contains important information about the proposed transaction and related matters.

STOCKHOLDERS OF VOLTA ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT VOLTA HAS FILED OR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders and investors may obtain free copies of the Proxy Statement and other relevant documents filed by Volta with the SEC at the SEC’s website at www.sec.gov. Copies of the Proxy Statement and the filings that will be incorporated by reference therein may also be obtained, without charge, on Volta’s website at investors.voltacharging.com or by contacting Volta Investor Relations at drew@voltacharging.com.  In addition, you may obtain a copy of these materials, without charge, upon written request to: Volta Inc., 155 De Haro Street, San Francisco, California 94103, Attention: Corporate Secretary.

Participants in Solicitation
Volta and its directors, executive officers and certain employees, may be deemed, under SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Volta’s directors and executive officers is available in Volta’s proxy statement filed with the SEC on June 13, 2022, in Volta’s current reports on Form 8-K filed with the SEC on June 13, 2022, July 12, 2022, August 2, 2022, January 6, 2023, and in the Proxy Statement. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement. Investors should read the Proxy Statement and other relevant documents carefully and in their entirety before making any voting or investment decisions. These documents can be obtained free of charge from the sources indicated above.